Exhibit 10.10
Form 10-SB
Dr. Christopher's Original Formulas Inc.
File No.:


                       EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is effective as of July 1, 2000 by and between JAMES R. JEPPSON, a resident of Utah (the "Employee") residing at 1272 East 810 South, Alpine, Utah 84004, and DR. CHRISTOPHER'S ORIGINAL FORMULAS, INC., a New Jersey corporation having its principal place of business at 1195 Spring Creek Place, Springville, Utah 84663 ("DCOF").

RECITALS:

     WHEREAS, DCOF is engaged in the business of marketing herbal and natural products; and

     WHEREAS, the Employee has been the Vice President and Chief
Operating Officer of DCOF since its organization and possesses knowledge, experience and contacts of substantial value to DCOF's continued operations and expansion; and

     WHEREAS, DCOF desires to establish its right to the services of the Employee in the capacity described below, on the terms and conditions and subject to the rights of termination hereinafter set forth, and the Employee is willing to accept such employment on such terms and conditions.

     NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Employee and DCOF have agreed and do hereby agree as follows:

     1. Employment as Vice President and Chief Operating Officer. DCOF does hereby employ, engage and hire the Employee as Vice President and Chief Operating Officer of DCOF, and the Employee does hereby accept and agree to such hiring, engagement, and employment. The Employee's duties during the Employment Period (as that term is defined in Section 2 below) shall include such duties as are reasonably related to the Employee's skills and experience, as DCOF's Board of Directors shall from time to time prescribe or as provided in DCOF's Bylaws or policies, and DCOF's Board of Directors, in its sole and absolute discretion, shall determine the Employee's duties and responsibilities and may assign or reassign the Employee to such duties, responsibilities or positions as it deems in DCOF's best interest; provided, however, that any such duties, responsibilities or position shall be reasonably related to the Employee's skills and experience. The Employee shall devote a reasonable portion of his time, his skills and efforts to the performance of his duties hereunder. The Employee shall also exercise due diligence and care in the performance of his duties under this Agreement.

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     2.   Employment Period.

     2.1 Initial Term. The Employee shall be employed by the Company for the duties as set forth in Section 1 above for a twenty four (24) month period commencing on the date hereof and ending twenty four (24) months from the date hereof (the "Initial Term"), unless earlier terminated in accordance with the provisions of this Agreement.

     2.2 Renewal; Employment Period Defined. No later than sixty
(60) days prior to the expiration of the Initial Term, the parties hereto agree to meet and discuss in good faith the possibility of extending the term of this Agreement, on terms and conditions mutually acceptable to the parties. If the parties agree to extend this Agreement at the expiration of the Initial Term, each such extension term is referred to herein as a "Renewal Term" and, collectively, as the "Renewal Terms," Neither DCOF nor the Employee shall be under any obligation to agree to any such extension or extensions and may refuse to extend or renew this Agreement for any or no reason whatsoever. The period of time commencing as of the date hereof and ending on the effective date of the termination of employment of the Employee under this or any successor Agreement is referred to herein as the "Employment Period."

     3.   Compensation.

     3.1 Compensation Package. DCOF shall pay the Employee, and the Employee agrees to accept from DCOF in full payment for his services and promises to DCOF (specifically including the Employee's Covenant Not to Compete as set forth in Section 9 below) an annual compensation package as set forth below, payable in equal semi-monthly installments or at such other time or times as the Employee and DCOF shall agree. The Employee's annual compensation package need not be renegotiated in the event this Agreement is extended or renewed pursuant to Section 2 above.

     The Employee's annual compensation package shall consist of the following:

     (a)  Salary:
$96,000

     (b)  Housing, including utilities:
$-0-

     (c)  Automobile, including insurance, gasoline and
maintenance:   $20,000

     (d)  Life insurance coverage with a death benefit of
$3,000,000       $8,000

     (e)  Medical and dental insurance
$4,000

     (f)  Retirement benefits (monthly) as follows:
$2,000

          TOTAL
$130,000

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     Unless the Employer notifies the Employee to the contrary
based on alleged inadequate job performance, the Employee shall have the right to reallocate, in the Employees full discretion, the amounts set forth in categories (b) and (c).

     3.2 Performance Bonuses. DCOF may, but shall not be obligated to, pay to the Employee from time to time such additional sums as performance bonuses as the Board of Directors deems justified in terms of the overall performance of the Company, based on the increase in gross sales, respectively, by the Company during the Initial Term and each renewal term hereunder.

     4. Fringe Benefits. The Employee shall be entitled to the following fringe benefits:

     4.1 Benefit Plans. The Employee will have the option to participate, at his election and expense, in any benefit plans available to other Company employees, including, but not limited to, health and dental insurance, subject to any restrictions (including waiting periods) specified in or otherwise applicable to said plans.

     4.2 Vacation. The Employee is entitled to four (4) weeks of paid vacation per year, with such vacation to be scheduled and taken in accordance with DCOF's standard vacation policies.

     5. Business Expenses. The Employee will be entitled to reimbursement for all routine expenses incurred by the Employee in the normal course of his employment for and on behalf of DCOF All extraordinary expenses for which the Employee desires to receive reimbursement shall be approved in writing by DCOF

     6.   Death or Disability.

     6.1 Termination of Employment. If the Employee becomes physically or mentally disabled while employed by DCOF, and as a result thereof becomes unable to continue the proper performance of his duties hereunder, the Employee's employment hereunder shall automatically continue for one year. Except where the Company has provided disability income insurance for the Employee, in which case the Employee shall be entitled to such benefits actually paid under said policy, DCOF's obligation to pay any component of the Employee's compensation package pursuant to Section 3.1 above shall cease as of the date of the Employee's death, or, in the case of disability, the Employee's last day of active employment with DCOF.

     6.2 Definition of Disabled. The Employee shall be considered to be "disabled" for purposes of this Section 6, if, in the judgment of two (2) licensed physicians (one of whom shall be selected by the Board of Directors of DCOF and the other selected by the Employee (or him personal representative)), the Employee is unable to perform his customary duties under this Agreement because of a physical or mental impairment or if the Employee is unable to perform his customary duties and responsibilities under this Agreement for one hundred twenty (120) days in any twelve
(12) month period for any reason whatsoever; provided, however, that DCOF shall only pay the Employee his compensation package as provided by Section 3.1 above up to thirty (30) days during said disability period. The determination by such physicians shall be binding and

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conclusive for all purposes. Upon the expiration of the one hundred twenty (120) days, DCOF may, in its sole discretion, terminate this Agreement.

     7.   Termination by DCOF.

     7.1 Termination for Reasonable Cause. DCOF may terminate this Agreement at any time before the last day of the Initial Term, or before the last day of any Renewal Term if this Agreement is renewed on the mutual agreement of the parties, for "reasonable cause," as determined by the Board of Directors in the exercise of its reasonable business judgment. The term "reasonable cause" as used herein shall mean:

          (a) The failure of the Employee to discharge or perform his duties and obligations promptly and in good faith under this Agreement and with due diligence and care;

          (b) The refusal of the Employee to implement or adhere to lawful or reasonable policies or directives of DCOF's Board of Directors;

          (c) Conduct of a criminal nature having an adverse impact on DCOF's reputation and standing in the community;

          (d) Conduct in violation of the Employee's common law duty of loyalty and fiduciary duty owed to DCOF;

          (e) Fraudulent conduct in connection with the business or affairs of DCOF, regardless of whether such conduct is designed to defraud DCOF or others; or

          (f) Conduct in violation of any provision of this Agreement or any other agreement or contract with DCOF.

The existence of reasonable cause shall be conclusively determined by DCOF's Board of Directors. If the Employee's employment is terminated for any of the reasons specified in subparagraphs (c),
(d), or (e) above, the Employee's employment may be terminated immediately without any advance notice whatsoever. The Employee's employment may be terminated for any of the reasons specified in subparagraphs (a), (b) or (f) above, the Employee shall be entitled to receive ten (10) days advance written notice of termination. If the Employee's employment is terminated pursuant to this Section 7. 1, DCOF's obligation to pay the Employee's compensation package as determined pursuant to Section 3.1 above shall cease as of the Employee's last day of work.

     7.2 Normal Termination. This Employment Agreement shall automatically terminate on the expiration of the Initial Term without any notice from either party hereto, unless the parties mutually agree in writing in advance to extend or renew this Agreement for an additional Renewal Term. If the parties agree to extend or renew this Agreement, this Agreement, as extended or renewed, shall automatically terminate as of the last day of each Renewal Term,

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without any notice from either party hereto, unless the parties mutually agree in writing in advance to extend this Agreement for an additional Renewal Term as provided herein.

     7.3 Discontinuance of Operations. DCOF may terminate this Agreement at anytime if DCOF discontinues its operations and liquidates, becomes insolvent, voluntarily files for protection under the Bankruptcy Code, files any petition or action in bankruptcy or insolvency or files for the appointment of a receiver or trustee or for the assignment of its assets for the benefit of its creditors. DCOF specifically reserves the right to discontinue its operations at any time and for any reason whatsoever in the exercise of the reasonable business judgment of its Board of Directors.

     7.4 Final Compensation Payments. DCOF's obligation to pay the Employee's compensation package pursuant to Section 3.1 above shall terminate as of the last day of the Initial Term, or as of the last day of any Renewal Term if this Agreement is extended or renewed by the mutual written agreement of the parties hereto, or on the day properly specified in any notice of termination issued pursuant to any of the preceding paragraphs of this Section 7.

     8. Termination by the Employee. The Employee may terminate this Agreement at any time before the last day of the Initial Term, or before the last day of any Renewal Term if this Agreement is renewed by the mutual agreement of the parties, if DCOF materially breaches this Agreement, which breach is not cured within thirty (30) days of receipt of written notice of the breach hereof.

     9. Effect of Terminations Survival. Upon the proper termination of this Agreement by DCOF or by the Employee as provided herein, this Agreement shall thereupon be and become void and of no further force or effect, except that the Covenant Not to Compete set forth in Section 10 below and the Proprietary Information provision set forth in Section 11 below shall survive any said termination and shall continue to bind the Employee for the period of time stated therein, and, in addition, the dispute resolution procedures set forth in Section 17 below shall continue to govern all disputes arising hereunder (except as set forth therein), the representations and warranties set forth in Section 19 below shall continue in full force and effect. Any payments due pursuant to the terms of this Agreement for services rendered prior to the termination of this Agreement shall be made as otherwise provided herein.

     10. Employee's Covenant Not to Compete. The Employee acknowledges that he will serve as the President and Chief Executive Officer of DCOF and in such capacity the Employee will be DCOF's representative with clients, customers, borrowers, suppliers, investors and the potential clients, customers, borrowers, suppliers, and investors in, of, to and from DCOF The Employee also acknowledges that he will have access to confidential information about DCOF and its clients, customers, borrowers, suppliers, and investors and that he will have access to other "Proprietary Information" (as that term is defined in Section 11.3 below) acquired by DCOF at the expense of DCOF for use in its business. The Employee has substantial contacts and experience in and possesses special, unique and extraordinary skills and knowledge related to all aspects of DCOF's business. The Employee's contact base and professional skills and services to

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DCOF are special, unique and extraordinary, and the continued
success of DCOF is highly dependent upon the Employee's discharge of his duties and responsibilities as provided herein.
Accordingly, by execution of this Agreement:

     10.1 Duration of Covenant. The Employee agrees that during the Employment Period and for a period of twenty four (24) months following Employee's termination of employment with DCOF for any reason whatsoever (whether such termination shall be voluntary or involuntary), unless such termination is the direct result of or a response to a material breach of the Agreement by DCOF, the Employee shall not violate the provisions of Section 10.2 below. The Employee agrees that the twenty four (24) month period referred to in the immediately preceding sentence shall be extended by the number of days included in any period of time during which the Employee is or was engaged in activities constituting a breach of Section 10.2 below.

     10.2 Prohibited Competitive Activities. During the time period specified in Section 10.1 above, the Employee shall not:

          (a) Directly or indirectly solicit any client, customer, borrower, supplier, or investor in, of, to and from DCOF for any company, corporation, partnership, entity or person other than for and on behalf of DCOF in connection with the executive and managerial duties delegated to the Employee pursuant to this Agreement.

     10.3 Need for Covenant and Legal Remedies. The Employee expresses, agrees, and acknowledges that the Covenant Not to Compete contained in this Section 10 is necessary for DCOF's protection because of the nature and scope of DCOF's business and the Employee's position with and the scope of the duties and responsibilities delegated to the Employee by DCOF. Further, the Employee acknowledges that, in the event of his breach of this Covenant Not to Compete, money damages will not sufficiently compensate DCOF for its injury caused thereby, and the Employee accordingly agrees that in addition to such money damages, the Employee may be restrained and enjoined from any continuing breach of this Covenant Not to Compete without any bond or other security being required by any court. The Employee acknowledges that any breach of this Covenant Not to Compete will result in irreparable damage, harm, and injury to DCOF.

     10.4 Acknowledgements by the Employee. The Employee expressly agrees and

          (a) This Covenant Not to Compete is reasonable as to time and geographical scope and area, and does not place any unreasonable burden on the Employee.

          (b) The general public will not be harmed as a result of enforcement of this
Covenant Not to Compete.

          (c) The Employee has requested or has had the opportunity to request that his personal legal counsel review this Covenant Not to Compete.

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          (d)  The Employee understands and hereby agrees to each
and every term and condition of this Covenant Not to Compete.

     11.  Proprietary Information.

     11.1 Return of Proprietary Information. Upon the termination of this Agreement for any reason whatsoever, the Employee shall immediately turn over to DCOF any and all Proprietary Information (as that term is defined in Section 11.3 below). The Employee shall have no right to retain any copies of any material qualifying as Proprietary Information for any reason whatsoever after the termination of his employment hereunder without the express written consent of DCOF.

     11.2 Non-Disclosure. It is understood and agreed that, in the course of his employment hereunder and through his activities for and on behalf of DCOF, the Employee will receive, deal with, and have access to DCOF's Proprietary Information and that the Employee holds said DCOF's Proprietary Information in trust and confidence for DCOF. The Employee agrees that he will not, during the term of this Agreement or thereafter, in any fashion, form or manner, directly or indirectly, retain, make copies of, divulge, disclose or communicate to any person, company, partnership or entity, in any manner whatsoever, except when necessary or required in the normal course of the Employee's employment hereunder and for the benefit of DCOF or with the express written consent of DCOF, any of DCOF's Proprietary Information or any information of any kind, nature, or description whatsoever concerning any matters affecting or relating to DCOF's business or affairs.

     12. Termination of Prior Agreements. This Agreement terminates and supersedes any and all prior agreements and understandings between the parties hereto with respect to employment or with respect to any form of direct or indirect compensation of the Employee by DCOF.

     13. Assignment. This Agreement is personal in nature and neither of the parties hereto shall, without the prior written consent of the other, assign or transfer this Agreement or any of the rights or obligations hereunder; provided, however, that in the event of the merger, consolidation, or sale of all or substantially all of the assets of DCOF with or to any other company, corporation, partnership, entity or person, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all of the promises, covenants, duties, and obligations of DCOF hereunder.

     14. Governing Law. Except as provided in Section 17.3 below, this Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Utah, and no action involving this Agreement or the enforcement of any mediation or arbitration award thereunder may be brought in any judicial forum except in the Second District Court of Utah or in the Federal District Court for the District of Utah.

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     15. Entire Agreement. This Agreement embodies the entire
agreement of the parties hereto respecting the matters within its scope and may be modified only in a writing signed by both parties.

     16. Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of any such term, covenant or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed to constitute a waiver or relinquishment of such right or power at any other time or times.

     17.  Dispute Resolution Procedures.

     17.1 Consultation. Any dispute to be resolved pursuant to the employment relationship created by this Agreement shall be resolved as follows:

          (a) The complaining party shall write a description of the facts giving rise to the dispute and shall send it to the other party as provided in this Agreement for the delivery of notices. This description shall explain the nature of the problem and refer to the relevant Sections of this Agreement on which the complaint is based. The complaining party shall also set forth a proposed solution to the problem, including a specific time frame within which the parties must act.

          (b) The party receiving the description must respond in writing within fifteen (15) days after receipt of the description with an explanation, including references to the relevant Sections of this Agreement and a response to the proposed solution.

          (c) Not more than ten (10) days after receipt of the response referenced in Section 17.1(b) above, the parties must meet and discuss options for resolving the dispute. The complaining party must initiate the scheduling of this meeting.

     17.2 Mediation. If the meeting does not resolve the dispute, then a settlement conference shall be held in Utah County, Utah not more than thirty (30) days after the unsuccessful meeting. The complaining party must initiate the scheduling of the conference. The parties shall try to agree on a retired judge of the District Court, in and for Utah County, State of Utah, to mediate the conference. If the parties are unable to agree on a retired judge, they shall ask Judicial Arbitration & Mediation Services, Inc. ("JAMS") to provide a list of three such retired judges who are available and each party shall strike one (1) of such retired judges. The remaining retired judge shall serve as the mediator at the settlement conference.

     17.3 Arbitration. Any dispute not resolved pursuant to
Section 17.1 or 17.2 above shall, if demanded by either party, be finally resolved and determined by binding arbitration in the County of Utah, State of Utah, under the administration of JAMS in accordance with the law of the State of Utah and the JAMS Rules of Practice and Procedure for the Arbitration of Commercial Disputes (collectively, the "Rules").

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          (a)  Proceedings. Subject to appropriate protective
orders, the parties to the arbitration shall facilitate the arbitration by: (1) making available to one another and to the arbitrator for inspection, copying and extraction all documents, books, records under the control of such party that are relevant to the subject matter of the arbitration proceeding; (2) conducting arbitration hearings to the greatest extent possible on successive days; (3) observing strictly the periods established by the Rules or by the arbitrator for the submission of evidence or briefs; and (4) making reasonably available to one another in arbitration discovery and to the arbitrator all personnel who are under the control of such party or who control such party and who have information relevant to the arbitration proceeding.

          (b) In the arbitration proceeding, depositions may be taken and discovery obtained in accordance with the Rules. The arbitrator, in his or her discretion, may impose sanctions to enforce discovery and may limit discovery.

          (c) Until the arbitration award is rendered, neither party to the arbitration proceeding shall have any right to apply to or appeal to any court in connection with any question of law arising in the course of the arbitration proceeding except to enforce arbitration, provided that either such party may apply to any court for (1) an injunction or other provisional or interim relief in support of arbitration or pursuant to Section 17.3(b) above, and any such application shall not be deemed incompatible with or a waiver of the agreement to arbitrate, or (2) a temporary restraining order, preliminary injunction or other interim relief to enforce this Agreement, provided that the decision to award permanent injunctive relief shall be determined by arbitration.

          (d) Any award rendered by the arbitrator shall be final and binding upon each party to the arbitration proceeding and judgment on the award may be entered in any court of competent jurisdiction in Utah County, State of Utah. The arbitration award, where appropriate, may be enforced by such court through injunctive or other equitable relief, as well as being enforced at law, including the awarding of damages. The arbitrator also may issue decisions for interim, interlocutory, provisional or partial relief, including temporary restraining orders, preliminary injunctions, orders to compel discovery, orders of attachment and protective orders, any of which may be enforced as an arbitration award by any court of competent jurisdiction. Any arbitration award for money shall be made and shall be payable in U.S. dollars. The arbitrator may award interest from the date of any breach of this Agreement and shall fix the rate of interest on any amount awarded from the date of the award to the date the award is paid in full.

     18. Interpretation; Severability. The headings and captions used in this Agreement are for convenience only and shall not be considered in interpreting this Agreement. Notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty in this Agreement shall not be construed against either of the parties hereto based upon authorship of any of the provisions hereof. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute, law, rule or public policy, then only the portions

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of this Agreement that violate such statute, law, rule or public policy shall be stricken. All portions of this Agreement that do not violate any statute, law, rule or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

     19.  Representations and Warranties.

     19.1 As of the date hereof, the Employee represents and warrants to DCOF as follows:

          (a) The Employee has received all required approvals and consents necessary to enter into and perform the services required under this Agreement.

          (b) There is no pending or threatened litigation or proceedings against the Employee, except as previously disclosed to the Company.

     19.2 As of the date hereof, DCOF represents and warrants to the Employee as follows:

          (a) DCOF has received all required approvals and consents necessary to enter into and perform under this Agreement. To the best of DCOF's knowledge, there is no pending or threatened litigation or proceedings against DCOF.

          (b) DCOF is a corporation duly organized, validly existing, and in good corporate standing under the laws of the State of Nevada with all requisite corporate power and authority to own its assets and carry on its business as now owned and as now conducted, respectfully.

          (c) There is no pending or threatened litigation or proceedings against the Intellectual Property Rights (as that term is defined below). For purposes of this Section 19.2, "Intellectual Property Rights" shall include any information, materials, technical data or know-how, including, but not limited to, that which relates to research, development, market demographics, products, formulas, services, inventions, processes, formulations, extracts, techniques, strategies, hardware, equipment, methods, designs, software, drawings, marketing sources, information, investor, borrower, opportunities, and/or contracts or trade secrets.

     20. Attorney's Fees. If either party incurs any attorney's fees in order to enforce the terms and conditions of this Agreement, whether or not a legal action or an arbitration proceeding is instituted, the party not in breach shall be entitled to reimbursement for all attorney's fees and costs, in addition to any other remedies such party may have at law or in equity.

     21. Notices. All notices, requests, consents, and other communications hereunder will be in writing and will be deemed to have been delivered on the date personally delivered, upon receipt of a telecopy or telex, or three (3) days following the date mailed first class, registered or certified mail, postage prepaid, if addressed to the other party at the address first set forth above

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or at such new address as may have previously been communicated to the other party pursuant to this Section 21.

     IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the date first-above written.

DCOF:                    DR. CHRISTOPHER'S ORIGINAL FORMULAS, INC.

                              By: /s/ Robert Scott
                                   President

THE EMPLOYEE:

                              /s/ James R. Jeppson

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